Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION CDA INTERCORP

Cleveland, Ohio, October 3, 2006 — TransDigm Group Incorporated (NYSE: TDG) announced today that it has acquired the stock of CDA InterCorp (“CDA”) for approximately $45 million. CDA is located in Deerfield Beach, Florida, and has been a supplier of proprietary, highly engineered components to the aerospace, and defense industries for many years.

CDA designs and manufactures specialized controllable drive actuators, motors, transducers, and gearing. The products are used on a range of defense, space and commercial aircraft applications including the F-22, F-18, C-130 and Cessna Citation X. Major commercial customers include Honeywell Aerospace, Northrop Grumman, Raytheon, the US government, Ball Aerospace and Cessna.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “CDA has over the last 35 years developed a reputation as a premier supplier of highly engineered and extremely reliable controllable drive actuators and related components. These products are a good compliment to our existing product lines. Additionally, the proprietary nature, established positions, and aftermarket content fit well with our overall business strategy. We look forward to continuing to build on CDA’s strong reputation.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com